Exhibit 23.8

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our firm, in the context in which they appear, and to the references to and the incorporation by reference of our reserves report, dated June 22, 2023, relating to the proved oil and gas reserves of Percussion Petroleum Operating II, LLC as of December 31, 2022, included in or made a part of this Registration Statement on Form S-4, including any amendments thereto (the “Registration Statement”), of APA Corporation, in accordance with the requirements of the Securities Act of 1933, as amended. We also consent to the references to us under the heading “Experts” contained in the Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Richard B. Talley, Jr., P.E.
Richard B. Talley, Jr., P.E.
Chief Executive Officer

Houston, Texas

January 31, 2024